Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 10, 2022, with respect to the consolidated financial statements and schedule included in the Annual Report of SEACOR Marine Holdings Inc. on Form 10-K for the year ended December 31, 2021. We consent to the incorporation by reference of said report in the Registration Statements of SEACOR Marine Holdings Inc. on Forms S-8 (File No. 333-221680 and File No. 333-239051) and Forms S-3 (File No. 333-225686, File No. 333-230667, File No. 333-238308, and File No. 333-262447).

/s/ GRANT THORNTON LLP

Houston, Texas

March 10, 2022